Exhibit 3.10

FILED BONETTA DAVIDSON COLORADO SECRETARY OF STATE
ARTICLES OF AMENDMENT TO
ARTICLES OF INCORPORATION (PROFIT)
Form 205 Revised October 1, 2002
Filing fee: $25.00
Deliver to: Colorado Secretary of State
Business Division
1560 Broadway, Suite 200
Denver, CO 80202-5169
This document must be typed or machine printed
Copies of filed documents may be obtained at www..sos.state.co.us	20041218888 C $75.00 SECRETARY OF STATE 06-22-2004 12:02:43 ABOVE SPACE FOR OFFICE USE ONLY

Pursuant to § 7-110-106 and part 3 of article 90 of title 7, Colorado Revised Statutes (C.R.S.), these Articles of Amendment to its Articles of Incorporation are delivered to the Colorado Secretary of State for filing.

1.	The name of the corporation is: LOGISTICS MANAGEMENT RESOURCES, INC.

(If changing the name of the corporation, indicate name of corporation BEFORE the name change)

2.	The date the following amendment(s) to the Articles of Incorporation was adopted: 06/17/04

3.	The text of each amendment adopted (include attachment if additional space needed): The number of shares of common stock which the corporation shall have authority to issue is Five Hundred Million (500,000,000) shares, $0.001 par value per share.

4.	If changing the corporation name, the new name of the corporation is: AMERICAN BUSINESS CORPORATION

5.	If providing for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

6.	Indicate manner in which amendment(s) was adopted (mark only one):
☐	No shares have been issued or Directors elected – Adopted by Incorporator(s)
☐	No shares have been issued but Directors have been elected – Adopted by the board of directors
☐	Shares have been issued but shareholder action was not required – Adopted by the board of directors
☒	The number of votes cast for the amendment(s) by each voting group entitled to vote separately on the amendment(s) was sufficient for approval by that voting group – Adopted by the shareholders

7.	Effective date (if not to be effective upon filing) (Not to exceed 90 days)

8.	The (a) name or names, and (b) mailing address or addresses, of any one or more of the individuals who cause this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused are: Joanne Caswell @ Continental Corporate Services, Inc., 189 Franklin Ave. #1 Nutley, NJ 07110

Causing a document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual’s act and deed or the act and deed of the entity on whose behalf the individual is causing the document to be delivered for filing and that the facts stated in the document are true.

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